Exhibit 99.3

UMB Financial Corporation News Release

1010 Grand Boulevard

Kansas City, MO 64106

816.860.7000

umb.com

//FOR IMMEDIATE RELEASE//

Media Contact: Stephanie Hollander: 816.729.1027

Investor Relations Contact: Kay Gregory: 816.860.7106

UMB Financial Corporation Declares Common and Preferred Dividends

KANSAS CITY, Mo. (January 27, 2026) – UMB Financial Corporation (Nasdaq: UMBF) announced today that the board of directors has declared the following quarterly dividends:

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A quarterly dividend of $0.43 per share on the company’s common stock (UMBF), payable on April 1, 2026, to shareholders of record as of March 10, 2026, and

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$193.75 per share of the Company's Series B 7.75% preferred stock (UMBFO), which results in a dividend of $0.484375 per depositary share. The preferred stock dividend is payable on April 15, 2026, to stockholders of record of the preferred stock as of the close of business on March 31, 2026.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a financial services company headquartered in Kansas City, Mo. UMB offers commercial banking, which includes comprehensive deposit, lending, investment and retirement plan services; personal banking, which includes comprehensive deposit, lending, wealth management and financial planning services; and institutional banking, which includes asset servicing, corporate trust solutions, investment banking and healthcare services. UMB operates branches throughout Missouri, Arizona, California, Colorado, Iowa, Kansas, Illinois, Minnesota, Nebraska, New Mexico, Oklahoma, Texas, Utah, and Wisconsin. As the company’s reach continues to grow, it also serves business clients nationwide and institutional clients in several countries. For more information, visit UMB.com, UMB Blog, UMB Facebook and UMB LinkedIn.